SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 ( Amendment No. )

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Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

LIBERTY PROPERTY TRUST

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LIBERTY PROPERTY TRUST
500 Chesterfield Parkway
Malvern, Pennsylvania 19355

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held May 19, 2005

      The 2005 ANNUAL MEETING of the shareholders of Liberty Property Trust, a Maryland real estate investment trust (the “Trust”), will be held at The Conference Center at Penn State Great Valley, 30 East Swedesford Road, Malvern, Pennsylvania 19355, on May 19, 2005 at 11:00 a.m., local time, for the following purposes:

1.	To elect four Class II trustees to hold office until the Annual Meeting of Shareholders to be held in 2008 and until their successors are duly elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2005;

3.	To consider and vote on two proposals submitted by shareholders; and

4.	To transact such other business as may properly come before the meeting.
      The Board of Trustees has fixed the close of business on March 14, 2005 as the record date for the meeting. Only shareholders of record as of that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.
      The accompanying form of proxy is solicited by the Board of Trustees of the Trust. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.
By Order of the Board of Trustees,
James J. Bowes
Secretary
Malvern, Pennsylvania
April 15, 2005
Please Complete and Return Your Signed Proxy Card
        Please complete and promptly return your proxy in the envelope provided. Doing so will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

TABLE OF CONTENTS

GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF TRUSTEES AND CONTINUING TRUSTEES
COMPENSATION OF EXECUTIVE OFFICERS
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSAL RELATING TO TRUSTEE ELECTION BY MAJORITY VOTE OF THE SHAREHOLDERS
SHAREHOLDER PROPOSAL RELATING TO THE ESTABLISHMENT OF A SPECIAL COMMITTEE TO REVIEW ENVIRONMENTAL ISSUES
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
SHARE PRICE PERFORMANCE GRAPH
CORPORATE GOVERNANCE
PROPOSALS OF SECURITY HOLDERS
SOLICITATION OF PROXIES
ANNUAL REPORT ON FORM 10-K
LIBERTY PROPERTY TRUST
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 19, 2005
GENERAL INFORMATION
      This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Trustees of Liberty Property Trust, a Maryland real estate investment trust (the “Trust”), for use at the Trust’s 2005 Annual Meeting of Shareholders (the “Meeting”) to be held at The Conference Center at Penn State Great Valley, 30 East Swedesford Road, Malvern, Pennsylvania 19355 on May 19, 2005 at 11:00 a.m., local time, and any adjournment or postponement thereof, for the purposes set forth in the foregoing notice and more fully discussed herein. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to shareholders of the Trust on or about April 15, 2005. Only shareholders of record at the close of business on March 14, 2005 (the “Record Date”) shall be entitled to notice of and to vote at the Meeting.
      If the enclosed proxy is properly executed and received by the Trust prior to voting at the Meeting, the common shares of beneficial interest, $0.001 par value per share, of the Trust (the “common shares”) represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the common shares represented by the enclosed proxy will be voted FOR the nominees of the Board of Trustees in the election of trustees, FOR ratification of the selection of Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2005 and AGAINST the shareholder proposals regarding (i) amendment of the Company’s governance documents to provide that nominees to the Board of Trustees shall be elected by majority vote of the shareholders, and (ii) the establishment by the Board of Trustees of a Special Committee, composed of independent trustees, to assess Company policy in regard to energy efficiency and the reduction of greenhouse gas emissions. Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.
      Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Trust in writing prior to the time of the Meeting, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.
      On the Record Date, the Trust had 86,240,979 common shares outstanding and entitled to vote at the Meeting. There must be present at the Meeting in person or by proxy shareholders entitled to cast a majority of all the votes entitled to be cast to constitute a quorum for the Meeting. Common shares represented at the Meeting in person or by proxy but not voted on one or more proposals will be included in determining the presence of a quorum, but will not be considered cast on any proposal on which they were not voted. Thus, abstentions and broker “non-votes” are deemed to be present at the Meeting for the purpose of determining whether a quorum is constituted, but are not deemed to be votes cast at the Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions and broker “non-votes” are not counted as votes cast on any matter, and will have no effect on the results of the votes with respect to any proposal described in this proxy. Each holder of common shares is entitled to one vote per share held of record by such holder on the Record Date. Assuming a quorum is present at the Meeting, a plurality of all the votes cast at the Meeting shall be sufficient to elect a trustee. There is no cumulative voting in the election of trustees. A majority of the votes cast at the Meeting will be sufficient to ratify each shareholder proposal and the selection of Ernst & Young as the Company’s independent registered public accounting firm for 2005. A majority of the votes cast at the Meeting shall be sufficient to approve any other matter that may properly come before the Meeting, unless more than a majority of the votes cast is required by statute or by the Declaration of Trust.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information, as of March 16, 2005 (except as indicated below), regarding the beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of common shares by each trustee, each nominee for election as trustee, each executive officer listed in the Summary Compensation Table appearing on page 9, all trustees and executive officers as a group, and each person who is known to the Trust to be the beneficial owner of more than five percent of the outstanding common shares. Each person named in the table below has sole voting and investment power with respect to the common shares listed opposite such person’s name, except as otherwise noted.

	Number of Shares		Percent
Beneficial Owners	Beneficially Owned		of Class

William P. Hankowsky	267,252	(1)	*
Robert E. Fenza	553,584	(2)	*
George J. Alburger, Jr.	594,038	(3)	*
James J. Bowes	293,935	(4)	*
Joseph P. Denny	858,704	(5)	*
Frederick F. Buchholz	45,965	(6)	*
Thomas C. DeLoach, Jr.	24,898	(7)	*
Daniel P. Garton	5,497	(8)	*
J. Anthony Hayden	100,677	(9)	*
M. Leanne Lachman	47,658	(10)	*
David L. Lingerfelt	71,016	(11)	*
John A. Miller	44,043	(12)	*
Stephen B. Siegel	41,908	(13)	*
Deutsche Bank AG	6,887,988	(14)	8.0%
Cohen & Steers Capital Management, Inc.	6,491,812	(15)	7.5%
Barclays Global Investors, NA	6,470,953	(16)	7.5%
All trustees and executive officers as a group (13 persons)	2,949,175	(17)	3.3%

*	Represents less than one percent of class.

(1)	Includes 177,651 common shares subject to options exercisable within 60 days after March 16, 2005.

(2)	Includes 313,088 common shares subject to options exercisable within 60 days after March 16, 2005 and 195,043 common shares issuable upon exchange of units of limited partnership interest (“Units”) of Liberty Property Limited Partnership, a Pennsylvania limited partnership (the “Operating Partnership” and, together with the Trust, the “Company”) which, as of December 31, 2004, was 95.9% owned by the Trust. Also includes 700 common shares, held by Mr. Fenza as custodian for his children, or owned directly by such children, as to which Mr. Fenza disclaims beneficial ownership.

(3)	Includes 496,469 common shares subject to options exercisable within 60 days after March 16, 2005.

(4)	Includes 264,547 common shares subject to options exercisable within 60 days after March 16, 2005. Also includes 40 common shares held by Mr. Bowes as custodian for his children, or owned directly by such children, as to which Mr. Bowes disclaims beneficial ownership.

(5)	Includes 575,402 common shares subject to options exercisable within 60 days after March 16, 2005 and 260,250 common shares issuable upon exchange of Units.

(6)	Includes 23,500 common shares subject to options exercisable within 60 days after March 16, 2005.

(7)	Includes 6,000 common shares subject to options exercisable within 60 days after March 16, 2005.

(8)	Includes 3,500 common shares subject to options exercisable within 60 days after March 16, 2005.

(9)	Includes 28,500 common shares subject to options exercisable within 60 days after March 16, 2005.

(10)	Includes 18,500 common shares subject to options exercisable within 60 days after March 16, 2005.

(11)	Includes 38,500 common shares subject to options exercisable within 60 days after March 16, 2005 and 30,674 common shares issuable upon exchange of Units. Also includes 987 common shares held by trusts for the benefit of Mr. Lingerfelt’s children, as to which Mr. Lingerfelt disclaims beneficial ownership.

(12)	Includes 32,000 common shares subject to options exercisable within 60 days after March 16, 2005.

(13)	Includes 33,500 common shares subject to options exercisable within 60 days after March 16, 2005.

(14)	As of December 31, 2004, Deutsche Bank AG (“Deutsche Bank”) had sole dispositive power and sole voting power over 6,887,988 common shares. This information is based solely on a review of a Schedule 13G filed by Deutsche Bank with the Securities and Exchange Commission. Deutsche Bank’s address is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

(15)	As of December 31, 2004, Cohen & Steers Capital Management, Inc. (“Cohen & Steers”) had sole dispositive power and sole voting power over 6,491,812 and 6,063,712 common shares, respectively. This information is based solely on a review of a Schedule 13G filed by Cohen & Steers with the Securities and Exchange Commission. Cohen & Steers’ address is 757 Third Avenue, New York, NY 10017.

(16)	As of December 31, 2004, Barclays Global Investors, NA and certain of its affiliates (“Barclays”) had sole dispositive power and sole voting power over 6,470,953 and 6,042,961 common shares, respectively. These entities expressly disclaim “group” status, as defined in Rule 13d-1 under the Exchange Act. This information is based solely on a review of a Schedule 13G filed by Barclays with the Securities and Exchange Commission. Barclays’ address is 45 Fremont Street, San Francisco, CA 94105.

(17)	Includes 2,011,157 common shares subject to options exercisable within 60 days after March 16, 2005 and 485,967 common shares issuable upon exchange of Units.

ELECTION OF TRUSTEES AND CONTINUING TRUSTEES
      In accordance with the Declaration of Trust and By-laws, the Board of Trustees has fixed the total number of trustees at nine. The Board is divided into three classes serving staggered three-year terms, the term of one class of trustees to expire in each successive year. Four Class II trustees will be elected at the Meeting to serve until the Annual Meeting of Shareholders to be held in 2008 and until their successors are duly elected and qualified. Each of the nominees for election as trustee currently serves as a trustee of the Trust.
      A proxy signed in the enclosed form will be voted FOR the election of the nominees named below, unless a contrary instruction is given.
      Management believes that each of its nominees is willing and able to serve the Trust as trustee. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.
      The following is a brief description of the nominees for election as trustee and of the other continuing trustees of the Trust.
Nominations for Election as Class II Trustees with Terms to Expire in 2008
      Frederick F. Buchholz, age 59, has served as a trustee of the Trust since June 1994. Mr. Buchholz was with Lend Lease Real Estate Investments or its predecessors from 1968 until retiring in June 1998. Since his retirement, Mr. Buchholz has served as an independent real estate consultant. He was appointed a Senior Vice President of Equitable Real Estate in December 1990 and Executive Vice President in 1992. At various times, Mr. Buchholz was also the officer in charge of Equitable Real Estate’s New York and Washington, D.C. regional offices. Prior to his retirement, Mr. Buchholz was the officer in charge of the Lend Lease Philadelphia region, supervising new business, asset management and restructuring/workout activities on behalf of a total mortgage and equity portfolio exceeding $2.5 billion. Mr. Buchholz is a member of the Appraisal Institute and is a member of the Board of Trustees of GMH Communities Trust and the Investment Review Committee of the Delaware Valley Real Estate Investment Fund, L.P.
      Thomas C. DeLoach, Jr., age 57, has served as a trustee of the Trust since May 1999. Mr. DeLoach was an Executive Vice President of Mobil Oil Corporation and the President of Global Midstream, both wholly owned subsidiaries of Mobil Corporation (now Exxon Mobil Corporation), a global energy company, prior to his retirement in March 2000. Mr. DeLoach joined Mobil in 1969 as a chemical engineer and advanced through various positions in manufacturing, marketing, planning and supply. From December 1994 until his election as President of Global Midstream, Mr. DeLoach served as Chief Financial Officer and Senior Vice President of Mobil and Mobil Oil Corporation. From 1991 until his retirement in 2000, Mr. DeLoach served as a director of Mobil Oil Corporation. Mr. DeLoach was a partner in Penske Racing, LLC from 2000 until 2002 and has been the Managing Partner of PIT Instruction & Training, LLC since 2003.
      Daniel P. Garton, age 47, has served as a trustee of the Trust since December 2001. Mr. Garton serves as Executive Vice President-Marketing of AMR Corp.’s American Airlines unit. In that position, Mr. Garton oversees American’s activities with respect to reservations, flight service, sales, its travel awards program, advertising and corporate communications. Previously, Mr. Garton served as Senior Vice President and then Executive Vice President of American Airlines-Customer Service beginning September 1998 and served as President of American Eagle Airlines for three years beginning in July 1995. American Eagle is a wholly owned subsidiary of AMR Corp. Mr. Garton joined American in 1984 as an analyst in the finance department and advanced through various positions to the office of Vice President-Financial Planning and Analysis in 1992. Mr. Garton left American in 1993 to become Senior Vice President and Chief Financial Officer of Continental Airlines. He returned to AMR two years later when he assumed the presidency of American Eagle. Mr. Garton is a director of Orbitz, Inc.
      Stephen B. Siegel, age 60, has served as a trustee of the Trust since May 1995. Mr. Siegel is Chairman of Global Brokerage Services of CB Richard Ellis, one of the world’s premier full service real estate companies.

Prior to its merger with CB Richard Ellis, Mr. Siegel was the Chairman and Chief Executive Officer of Insignia/ ESG, Inc., one of the premier commercial real estate companies in the United States, with significant international operations in the United Kingdom, Europe, Asia and Latin America. Mr. Siegel became the President and Chief Executive Officer of Insignia/ ESG, Inc.’s predecessor company, Edward S. Gordon Company (“ESG”), in 1992. Prior to joining ESG, Mr. Siegel spent more than 27 years at Cushman & Wakefield, ascending to Chief Executive Officer. Mr. Siegel left Cushman & Wakefield in late 1988 and entered a joint venture with the Chubb Corporation where he worked for several years to develop and acquire investment-grade office buildings throughout the United States. Mr. Siegel is also involved in a number of charitable and civic affairs. He is the General Chairman of the Association for the Help of Retarded Children. He is also Chairman of the YMCA’s Capital Campaign. In addition, Mr. Siegel is a board member for both the City Center 55th Street Theater Foundation and the Greater New York Council of the Boy Scouts of America, and he serves as Vice Chairman of the Board of the Benjamin N. Cardozo School of Law.
Recommendation and Required Vote
      The Board of Trustees recommends a vote FOR the election of each nominee. Assuming a quorum is present at the Meeting, a plurality of all the votes cast at the Meeting shall be sufficient to elect a trustee.
Continuing Class III Trustees with Terms to Expire in 2006
      William P. Hankowsky, age 54, has served as a trustee of the Trust since May 2003. Mr. Hankowsky joined the Trust on January 1, 2001 as Executive Vice President and Chief Investment Officer and was promoted to the position of President on March 12, 2002. Mr. Hankowsky became the Chief Executive Officer of the Trust on January 21, 2003 and Chairman on June 10, 2003. Prior to joining the Trust, Mr. Hankowsky served as President of the Philadelphia Industrial Development Corporation (“PIDC”) from 1989 through 2000. As the chief executive officer of PIDC, he oversaw the City of Philadelphia’s economic development agency. Prior to that time, Mr. Hankowsky served as an executive with a variety of economic development projects and agencies. Mr. Hankowsky is a member of the Board of Directors of Aqua America, Inc. and serves on the boards of a number of not-for-profit entities.
      David L. Lingerfelt, age 52, has served as a trustee of the Trust since May 1995. Mr. Lingerfelt is a Vice President and Commercial Counsel of LandAmerica Exchange Company. Prior to joining LandAmerica, Mr. Lingerfelt was an attorney in private practice specializing in commercial transactions. Mr. Lingerfelt has previously served as Director of Property Administration and Counsel for Best Products Co., Inc., and was a partner in the Virginia law firm of Coates & Davenport.
      John A. Miller, age 77, has served as a trustee of the Trust since May 1995. Mr. Miller retired in July 1997 from the Board of Trustees of the Provident Mutual Life Insurance Company of Philadelphia after serving as Director and Chairman of the Executive Committee. Mr. Miller served Provident Mutual in many capacities over his 25 years there, including as its President, Chief Operating Officer, Chief Executive Officer and Chairman of the Board. He has been a member of various Boards of Directors, including those of BetzDearborn, Bryn Mawr Hospital, Guarantee Reassurance Corp., CoreStates Financial Corp. and CoreStates Bank N.A. Mr. Miller serves as a trustee of the National Constitution Center.
Continuing Class I Trustees with Terms to Expire in 2007
      J. Anthony Hayden, age 61, has served as a trustee of the Trust since June 1994. Mr. Hayden is Managing Principal of Beacon Commercial Real Estate LLC. The company was formed as Hayden Real Estate in 1996. Prior to forming Hayden Real Estate, Mr. Hayden spent more than 21 years at Cushman & Wakefield where he was a member of the Board of Trustees. When he resigned as Executive Vice President in 1996 he was responsible for 10 offices in the Mid-Atlantic/ Mid-West region. Mr. Hayden is a member of the Society of Industrial & Office Realtors, serving in 1982 as President of the Philadelphia Chapter. He is also a member of the Philadelphia Board of Realtors and was President in 1985. In the past he has served on the boards of Pierce Leahy Corporation, Founders Bank and TeleSpectrum Worldwide. Mr. Hayden currently serves on the boards of a variety of not-for-profit entities, including LaSalle University.
      M. Leanne Lachman, age 62, has served as a trustee of the Trust since June 1994. Ms. Lachman is the President of Lachman Associates, LLC, a real estate consulting firm. Until October 2003, Ms. Lachman was a Managing Director of Lend Lease Real Estate Investment Management, a pension fund advisor. Ms. Lachman has specialized in real estate investment management for institutions since 1987. Prior to her employment with Lend Lease, Ms. Lachman served as a Managing Director for Boston Financial and Schroder Real Estate Associates. Ms. Lachman is a director of Lincoln National Corporation and Lincoln Life & Annuity of New York, a subsidiary of Lincoln National Corporation. Additionally, Ms. Lachman is an Executive-in-Residence at Columbia Business School.
Additional Executive Officers
      Joseph P. Denny, age 58, served as Director of Strategic Initiatives from May 2003 until December 31, 2004. Effective January 1, 2005, Mr. Denny became Senior Advisor to the Chairman, a non-executive position. Mr. Denny served as a trustee of the Trust from its inception until May 2003, including as Vice Chairman of the Board of Trustees of the Trust beginning April 1, 2000. Mr. Denny joined Rouse & Associates, the Trust’s predecessor, in 1979 and served in a number of capacities, including as President. In the various capacities in which he served Rouse & Associates, he was responsible for developing approximately one billion dollars of projects, primarily large urban projects. Mr. Denny is a member of the International Council of the Urban Land Institute, serves on the Advisory Board of the Wharton Business School’s Real Estate Center and is a member of the Board of Trustees of Chestnut Hill College. Mr. Denny served as President and Chief Operating Officer of the Trust from its inception until April 1, 2000.
      Robert E. Fenza, age 48, has served as an Executive Vice President of the Trust since March 1994, with principal responsibility for operations, property management and asset management. Effective April 1, 2000, Mr. Fenza assumed the additional title of Chief Operating Officer of the Trust. Mr. Fenza joined Rouse & Associates in 1984. Mr. Fenza serves on the Foundation Board for the Charter High School for Architecture and Design in Philadelphia. Mr. Fenza also chairs the Development Committee for the College of Arts & Architecture at the Pennsylvania State University.
      George J. Alburger, Jr., age 57, became Chief Financial Officer and Treasurer of the Trust in May 1995. Effective October 24, 2000, Mr. Alburger assumed the additional title of Executive Vice President. Prior to joining the Trust, Mr. Alburger served as Executive Vice President of EBL&S Property Management, Inc., an owner and manager of approximately 200 shopping centers aggregating 30 million square feet of retail space. Mr. Alburger is a certified public accountant and was formerly a Senior Manager with Price Waterhouse LLP.
      James J. Bowes, age 51, has served as General Counsel and Secretary of the Trust since December 1996. Prior to joining the Trust, Mr. Bowes was a partner in the law firm of Blank Rome.
      Each officer will serve until the first meeting of the Board after the next annual meeting of shareholders or until the officer resigns or is removed from office by the Board.
Committees of the Board of Trustees
      Audit Committee. The Board’s Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, provides assistance to the trustees in fulfilling their responsibility to the shareholders and investment community relating to corporate accounting and the quality and integrity of financial reports of the Trust. The Board’s Audit Committee currently consists of four independent trustees, as independence is defined by the applicable listing standards of the New York Stock Exchange. The members of the Audit Committee are Messrs. DeLoach (Chair), Garton and Miller and Ms. Lachman. Mr. DeLoach is an “audit committee financial expert” as defined by the Commission. The Audit Committee met six times, including once by teleconference, during the last fiscal year. See “Report of the Audit Committee.”

      Compensation Committee. The Board’s Compensation Committee is empowered to determine compensation for the Trust’s executive officers and to administer the Trust’s Share Incentive Plan. Members of the Compensation Committee are Messrs. Siegel (Chair), Buchholz and DeLoach and Ms. Lachman, all of whom are independent, as independence is defined by the applicable listing standards of the New York Stock Exchange. The Compensation Committee met six times, including once by teleconference, during the last fiscal year. See “Report of the Compensation Committee on Executive Compensation.”
      Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee meets to address matters regarding corporate governance and makes recommendations to the Board regarding nominees for positions on the Board. In making such recommendations, the Corporate Governance and Nominating Committee seeks nominees who have the highest personal and professional character and integrity, who possess appropriate characteristics, skills, experience and time to make a significant contribution to the Board of Trustees, the Trust and its shareholders, who have demonstrated exceptional ability and judgment, and who will be most effective, in the context of the whole Board of Trustees and other nominees to the Board, in perpetuating the success of the Trust and in representing the interests of its shareholders. The Corporate Governance and Nominating Committee has and may continue to employ professional search firms (for which it pays a fee) to assist it in identifying potential members of the Board of Trustees with the desired skills and disciplines. The Corporate Governance and Nominating Committee will consider candidates for trustee proposed by shareholders in accordance with the procedures set forth in this proxy statement under “Corporate Governance — Shareholder Nominations for Trustees.” Candidates proposed by shareholders will be considered using the same criteria and in the same manner as all other candidates are considered.
      The members of the Corporate Governance and Nominating Committee are Messrs. Hayden (Chair), Buchholz and Miller. All of the members of the Corporate Governance and Nominating Committee are independent, as independence is defined by the applicable listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee met five times during the last fiscal year. See “Report of the Corporate Governance and Nominating Committee.”
Committee Charters
      Copies of the written charters of the Audit, Compensation and Corporate Governance and Nominating Committees are posted under the Investor Information section of the Trust’s web site at www.libertyproperty.com, and are also available without charge at the written request of any shareholder of the Trust. Such requests should be directed to the Vice President of Investor Relations at the address of the Trust appearing on the Notice of Annual Meeting that accompanies this proxy statement.
Trustees’ Attendance at Meetings
      The Board of Trustees held 15 meetings last year, including seven by teleconference. Each trustee of the Trust attended at least 75% of the meetings of the Board of Trustees and meetings held by all committees on which such trustee served during the time such trustee served.
Trustees’ Compensation
      In 2004, each trustee who was not also an officer and full-time employee of the Trust received an annual trustee fee in the amount of $29,000. The annual fee was payable 50% in common shares of the Trust and 50% in quarterly cash payments. Additionally, trustees received a fee of $1,500 for each Board meeting that such trustee attended; however, trustees received a fee of $500 for teleconference Board meetings if such meetings addressed only routine matters. Additionally, the Trust held a series of informational calls to supplement the regularly scheduled Board meetings. Trustees were paid a fee of $500 for participation in each informational call. Trustees received a fee of $1,000 for each committee on which they served and a fee of $1,000 for each committee meeting they attended. The Chair of the Audit Committee received an additional annual fee of $10,000. The Chairs of the Corporate Governance and Nominating Committee and the Compensation Committee each received a fee of $6,000. Additionally, all trustees are reimbursed for travel and lodging expenses associated with attending Board and committee meetings. Trustees who are officers and full-time employees of the Trust received no separate compensation for service as a trustee or committee member.
      In 2005, each trustee who is not also an officer and full-time employee of the Trust will be entitled to receive an annual trustee fee in the amount of $21,500 in cash, and restricted common shares valued at $34,500. Additionally, trustees will be entitled to receive a fee of $1,500 for each Board meeting that such trustee attends in person; however, trustees will be entitled to receive a fee of $500 for teleconference Board meetings if such meetings address only routine matters. Trustees will be entitled to receive a fee of $500 for participation in any informational call held to supplement the regularly scheduled Board meetings. Trustees will be entitled to receive a fee of $1,000 for each committee on which they serve, a fee of $1,000 for each committee meeting such trustee attends in person and a fee of $500 for each committee meeting attended by teleconference. The Chair of the Audit Committee will be entitled to receive an additional annual fee of $10,000. The Chairs of the Corporate Governance and Nominating Committee and the Compensation Committee will each be entitled to receive a fee of $6,000. Additionally, all trustees are entitled to be reimbursed for travel and lodging expenses associated with attending Board and committee meetings. Trustees who are officers and full-time employees of the Trust are not entitled to receive any separate compensation for service as a trustee or committee member.
      Pursuant to the Trust’s Share Incentive Plan, each non-employee trustee is entitled to receive an annual grant of a 10-year option to purchase 5,000 common shares, exercisable at a price equal to the fair market value of the common shares on June 24th of each year. Such options vest over a three-year period beginning with the date of grant as follows: 20% after the first year; 50% after two years; and 100% after three years.

COMPENSATION OF EXECUTIVE OFFICERS
      The following table shows, for the years ended December 31, 2004, 2003 and 2002, the compensation paid or accrued by the Trust and its subsidiaries, including the Operating Partnership, to the Trust’s Chief Executive Officer and to the four other most highly compensated executive officers, determined as of December 31, 2004 (collectively, the “Named Executive Officers”).

					Long-Term
					Compensation Awards
		Annual Compensation
					Restricted		Securities
				Other Annual	Share		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(1)		Options/SARs	Compensation(3)

William P. Hankowsky	2004	$425,000	$70,125	—	$702,148		30,550	$1,260
President and Chief	2003	375,003	500	—	952,843		49,172	1,260
Executive Officer	2002	297,554	34,313	—	613,509		34,909	1,252
Robert E. Fenza	2004	$303,680	$500	—	$383,468		12,899	$1,260
Executive Vice President	2003	291,998	177,677	—	285,120		23,603	1,260
and Chief Operating Officer	2002	266,998	107,300	—	389,752		27,768	1,256
George J. Alburger, Jr.	2004	$296,400	$500	—	$1,159,404	(4)	12,590	$1,260
Executive Vice President	2003	285,003	500	—	473,388		22,083	1,260
and Chief Financial Officer	2002	260,013	500	—	484,808		25,649	1,260
James J. Bowes	2004	$260,000	$137,780	—	$162,565		11,044	$1,260
General Counsel	2003	249,998	165,425	—	234,000		19,371	1,229
	2002	225,000	90,500	—	226,248		16,119	1,077
Joseph P. Denny	2004	$175,000	$500	—	$125,476		1,902	$882
Director of Strategic	2003	175,000	500	—	132,403		2,649	882
Initiatives	2002	175,000	40,000	—	40,836		4,000	882

(1)	A portion of the restricted share award reflects the election by certain Named Executive Officers to receive common shares in lieu of cash for all or part of annual performance bonus compensation. The remainder represents an award of restricted shares as a portion of the long-term incentive compensation to be paid to the Named Executive Officers. Consistent with a policy adopted by the Trust’s Compensation Committee with respect to employee annual performance bonus compensation, Messrs. Hankowsky, Fenza, Alburger and Denny elected to receive common shares in lieu of cash for all or part of their bonus compensation for 2004. By making such election, such persons received shares equal to 120% of the cash value of such bonus or portion thereof, less applicable withholding tax (the “Bonus Value”). Each executive received the number of common shares able to be purchased with the dollar amount of the Bonus Value based on the closing price per share of the common shares on March 16, 2005 ($40.35). The dollar amounts of Bonus Values are reflected under the Restricted Share Awards column. Pursuant to these elections, Messrs. Hankowsky, Fenza, Alburger and Denny were awarded 4,133, 3,357, 3,277 and 1,675 common shares, respectively. Dividends will be paid on the common shares issued pursuant to such awards, and the restrictions related to such awards will expire on March 16, 2006.

A portion of the long-term incentive compensation for 2004 paid to the Named Executive Officers was made by an award of restricted shares. The Compensation Committee awarded restricted shares to Messrs. Hankowsky, Fenza, Alburger, Bowes and Denny in the amount of 11,145, 4,706, 4,593, 4,029 and 694 common shares, respectively. The aggregate dollar values of the grants based on the closing price per share of the common shares on March 16, 2005 were $449,698, $189,875, $185,323, $162,565 and $28,000, respectively. Such shares will vest ratably over a five-year period beginning with the anniversary date of the grant (i.e., 20% will vest on the anniversary date of the grant). Dividends will be paid on the full amount of the shares, without regard to vesting. See “Report of the Compensation Committee on Executive Compensation.”

As reported in the proxy statement for the Trust’s 2003 Annual Meeting of Shareholders, a portion of the long-term incentive compensation for 2002 was also paid to the Named Executive Officers in the form of an award of restricted shares (the “2002 Awards”). Like the awards made with respect to 2004 and 2003, as described in the preceding paragraph (the “Current Awards”), the 2002 Awards vest ratably over a five-year period beginning with the anniversary date of the grant (i.e., 20% will vest on the anniversary date of the grant). Unlike the Current Awards, however, dividends on the 2002 Awards were to be paid only on those shares that had vested in accordance with the terms of the awards. The Compensation Committee has amended the terms of the 2002 Awards such that, as with the Current Awards, dividends will be paid on the full amount of the shares, without regard to vesting. In connection with this amendment, the bonus awards for 2003 paid to the Named Executive Officers were reduced by an amount equal to the dividend payments that the Named Executive Officers will receive with respect to the 2002 Awards that they would not have received under the original terms of such awards. Thus, the bonuses awarded with respect to 2003 to each of Messrs. Hankowsky, Fenza, Alburger, Bowes and Denny were reduced by $75,964, $60,423, $55,810, $35,075 and $6,331, respectively.

(2)	Did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any Named Executive Officer.

(3)	Consists of amounts paid by the Company to purchase term life insurance policies for the respective Named Executive Officers.

(4)	In 2004, Mr. Alburger received 20,291 restricted common shares as a retention award. The shares will vest on Mr. Alburger’s 62nd birthday. See “Severance Plan and Retention Awards” beginning on page 11.
Share Option Grants, Exercises and Holdings
      The following tables set forth certain information concerning options to purchase common shares that were granted to the Named Executive Officers with respect to the fiscal year ended December 31, 2004, options exercised by the Named Executive Officers during such period and the number and value of options held by such persons as of the end of such period. The Trust does not have any outstanding share appreciation rights.
Options/ SAR Grants for Last Fiscal Year

	Individual Grants				Potential Realizable Value
					at Assumed
	Number of	Percent of Total			Annual Rates of
	Securities	Options/SARs			Share Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(4)
	Options/SARs	Employees for	or Base Price	Expiration
Name	Granted(1)	Fiscal Year	($ per Share)(2)	Date(3)	5%	10%

William P. Hankowsky	30,550	19.4%	$40.35	03/16/15	$775,234	$1,964,594
Robert E. Fenza	12,899	8.2%	40.35	03/16/15	327,324	829,503
George J. Alburger, Jr.	12,590	8.0%	40.35	03/16/15	319,483	809,632
James J. Bowes	11,044	7.0%	40.35	03/16/15	280,251	710,212
Joseph P. Denny	1,902	1.2%	40.35	03/16/15	51,973	131,710

(1)	Represents options granted on March 16, 2005 with respect to the fiscal year ended December 31, 2004. Such options become exercisable up to 20% after the first year, 50% after two years and 100% after three years.

(2)	Exercise price is equal to the fair market value of the common shares on the date of grant.

(3)	The options are subject to early termination in the event of termination of employment for cause or upon voluntary termination, but would vest in their entirety upon the death, Disability or Retirement (both as defined in the Share Incentive Plan or the award agreement, as applicable).

(4)	Potential realizable value is reported net of option exercise price but before taxes associated with exercise. These amounts represent assumed rates of appreciation only. Actual gains, if any, on the options are dependent upon the future performance of the common shares, and the amounts reflected in the table will not necessarily be achieved.

Aggregated Option/ SAR Exercises and Fiscal Year-End Option/ SAR Value Tables

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SARs at		In-the-Money Options/SARs
	Shares		Fiscal Year-End		at Fiscal Year-End(1)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

William P. Hankowsky	—	$—	107,163	127,280	$1,507,263	$991,939
Robert E. Fenza	—	—	246,212	99,642	3,962,300	971,229
George J. Alburger, Jr.	63,800	1,320,063	434,177	92,783	8,060,563	903,191
James J. Bowes	—	—	214,170	73,933	3,893,550	700,316
Joseph P. Denny	40,000	819,313	554,922	24,599	10,976,892	283,961

(1)	Value is reported net of option exercise price, but before taxes associated with exercise.
Equity Compensation Plan Information
      The following table provides information regarding our compensation plans under which our equity securities are authorized for issuance. The information provided is as of December 31, 2004.

Number of Securities
Remaining Available
for Future Issuance
Under Equity
	Number of Securities	Weighted-Average	Compensation Plans
	to be Issued Upon Exercise	Exercise Price of	(Excluding Securities
	of Outstanding Options,	Outstanding Options,	Reflected in Column 1 of
Plan Category	Warrants and Rights(1)	Warrants and Rights	this Table)(1)

Equity Compensation Plans Approved by Security Holders	3,902,400	$28.26	2,309,159
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	3,902,400	$28.26	2,309,159

(1)	Does not reflect restricted shares and options awarded in 2005 with respect to the fiscal year ended December 31, 2004.
Severance Plan and Retention Awards
      The Trust has a severance plan for a group of senior officers of the Trust, including Messrs. Hankowsky, Fenza, Alburger, Bowes and Denny. The severance plan provides that, in the event of (i) the termination of the participant other than “for cause” or (ii) the participant’s voluntary termination of his or her employment for “good reason,” in either case within two years following a “change of control,” the participant would receive the following: (a) an amount equal to a multiple (2.99 for executive officers and 1.99 for the other named senior officers) times the sum of his or her current annual base salary plus the largest annual performance bonus paid to him or her over the previous five years; (b) the pro rata portion, through the date of termination, of unpaid performance bonus for the year in which the termination occurs; (c) immediate vesting of outstanding share options and restricted shares; (d) an amount equal to the Trust’s maximum contribution under the 401(k) plan for a period of three years, including the year in which termination occurs; (e) immediate vesting of contributions previously made by the Trust to the individual’s account under the 401(k) plan; and (f) continuation of employee group benefits coverage for a period of three years after the date of termination. In addition, under the severance plan, if any payments made to a covered person would result in an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the covered person would become entitled to receive a tax reimbursement payment that would put him or her in the same financial position after the application of the excise tax as he or she would have been in if the excise tax did not apply to such amounts.
      In 2004, Mr. Alburger was awarded 20,291 restricted common shares under the Share Incentive Plan. The purpose of the awards was to design an incentive that would enhance the ability of the Trust to retain the services of Mr. Alburger. The restrictions on these shares will lapse as to all such shares on Mr. Alburger’s sixty-second (62nd) birthday, provided that Mr. Alburger continues to be employed by, or is in the service of, the Trust as of such date. The shares would also vest upon Mr. Alburger’s death or Disability (as defined in the Share Incentive Plan), should either occur prior to the date described in the preceding sentence. Dividends will be paid on the full amount of the shares, without regard to vesting, from the date of grant, and will be automatically reinvested, through the Trust’s Dividend Reinvestment and Share Purchase Plan, in common shares, which will also be subject to the restrictions described above.
      On March 7, 2005, Mr. Hankowsky was awarded a grant of 30,000 restricted common shares under the Share Incentive Plan. The purpose of the award was to design an incentive that would enhance the ability of the Trust to retain the services of Mr. Hankowsky. The restrictions on these shares will lapse as to all such shares on Mr. Hankowsky’s sixty-second (62nd) birthday, provided that Mr. Hankowsky continues to be employed by, or is in the service of, the Trust as of such date. The shares will also vest upon Mr. Hankowsky’s death or Disability (as defined in the Share Incentive Plan), should either occur prior to the date described in the preceding sentence. Dividends will be paid on the full amount of the shares, without regard to vesting, from the date of grant, and will be automatically reinvested, through the Trust’s Dividend Reinvestment and Share Purchase Plan, in common shares, which will also be subject to the restrictions described above.
Section 16(a) Beneficial Ownership Reporting Compliance
      Pursuant to Section 16(a) of the Exchange Act, the Trust’s executive officers and trustees, and persons beneficially owning more than 10% of the common shares, are required to file with the Commission reports of their initial ownership and changes in ownership of common shares. The Trust believes that during 2004, its executive officers and trustees who were required to file reports under Section 16(a) complied with such requirements in all material respects, except for the late filing of Forms 4 with respect to Messrs. Hankowsky, Fenza, Alburger, Bowes and Denny relating to the receipt of restricted shares and options issued by the Company as compensation for the year ended December 31, 2003.

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Ernst & Young LLP has audited the Trust’s financial statements since the Trust’s inception. The Audit Committee of the Board of Trustees has selected Ernst & Young LLP as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2005.
      Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Fees billed to the Trust by Ernst & Young LLP during 2004 and 2003
      Ernst & Young LLP was the Trust’s independent registered public accounting firm for the fiscal years ended December 31, 2004 and 2003.
      Audit Fees. Fees for services rendered by Ernst & Young LLP for the audit of the Trust’s annual financial statements for 2004 and 2003, for the review of those financial statements included in the Trust’s Quarterly Reports on Form  10-Q during such years, and for services that are normally provided by Ernst & Young LLP in connection with statutory audits required outside of the United States and regulatory filings or engagements, totaled $906,080 and $540,600, respectively. Fees for 2004 include fees relating to procedures performed for an opinion on management’s assessment included in Management’s Annual Report on Internal Control Over Financial Reporting and for an opinion on the effectiveness of internal control over financial reporting.
      Audit-Related Fees. Fees for audit-related services that were reasonably related to the performance of the 2004 and 2003 audits or reviews of the Trust’s financial statements and are not reported under the preceding paragraph totaled $118,448 and $67,635, respectively. These services principally included due diligence in connection with potential acquisitions, accounting consultations, and consultation with respect to the Sarbanes-Oxley Act of 2002.
      Tax Fees. Fees billed to the Trust by Ernst & Young LLP during 2004 and 2003 for professional services rendered for tax compliance, tax advice and tax planning totaled $372,940 and $280,244, respectively. Fees for 2003 included amounts incurred after July 2, 2003 with respect to the tax services provided to various Rouse Kent Limited entities that were acquired by the Trust on July 2, 2003.
      All Other Fees. Fees billed to the Trust by Ernst & Young LLP during 2004 and 2003 for other services totaled $13,908 and $0, respectively. These 2004 services consisted of the preparation of expatriate tax returns.
      Additionally, Ernst & Young LLP performed audit and tax services for Rouse Kent Limited on behalf of its owners prior to its acquisition by the Trust on July 2, 2003. Ernst & Young LLP billed $103,140 for such services.
      All audit, audit-related, tax, and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit and Non-Audit Services Pre-Approval Policy provides for (a) general pre-approval of certain specified services and (b) specific pre-approval of all other permitted services, as well as proposed services exceeding pre-approved cost levels. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
      For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the Commission’s rules on auditor independence. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

      Shareholder ratification of the selection of Ernst & Young LLP as the Trust’s independent registered public accounting firm is not required by the Trust’s By-Laws or any other applicable legal requirement. However, the Board of Trustees is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board of Trustees will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Trustees at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Trust and the shareholders.
      The Audit Committee has considered whether Ernst & Young LLP’s provision of services other than professional services rendered for the audit and review of the Trust’s annual financial statements is compatible with maintaining Ernst & Young LLP’s independence, and has determined that it is so compatible.
Recommendation and Required Vote
      The Board of Trustees recommends a vote FOR ratification of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2005. Ratification requires the affirmative vote of the holders of a majority of the common shares represented at the Meeting.

SHAREHOLDER PROPOSAL RELATING TO TRUSTEE
ELECTION BY MAJORITY VOTE OF THE SHAREHOLDERS
      The Carpenters Benefit Fund, a shareholder of the Trust, has submitted to the Trust a proposal calling for the shareholders of the Trust to approve an amendment of the Trust’s charter documents as necessary to provide that trustee nominees be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders. The proposal was submitted in accordance with applicable proxy regulations, and the proposed resolution and supporting statement are, in accordance with applicable proxy regulations, set forth below. The Trust accepts no responsibility for the proposed resolution or supporting statement.
      Resolved: That the shareholders of Liberty Property Trust (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
      Supporting Statement: Our Company is incorporated in Maryland. Among other issues, Maryland corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Maryland law provides that unless a company’s charter or bylaws provide otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. (Maryland Corporate Statutes, Section 2-404(d) Election and tenure of directors). Article 1, Section 7 of the Company’s bylaws states that a plurality of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be sufficient to elect any director.
      We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the Board of Directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
      Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
      It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.
      We urge your support of this important director election reform.
Statement by the Board of Trustees
      The Trust’s trustees, like the directors of most major public corporations, are elected by a plurality of votes cast at the annual meeting. The Board of Trustees believes that the present system of electing trustees best serves the interests of all shareholders.
      The Board strongly disagrees with the proponent’s assertion that implementation of a majority vote standard will strengthen the Trust’s governance and the Board. The Trust already has in place a robust corporate governance process designed to identify and propose trustee nominees who will serve the best interests of the Trust and our shareholders. The Corporate Governance and Nominating Committee, which is composed solely of independent trustees, evaluates and recommends trustee nominees for election. In order to be considered, nominees must meet specified criteria designed to ensure that our Board members are highly qualified and reflect a diversity of experience and viewpoints. In addition, shareholders may recommend candidates for election, as described in this Proxy Statement under the heading, “Corporate Governance — Shareholder Nominations for Trustees.” The Trust’s shareholders have a history of electing strong and independent Boards of Trustees, not only by a plurality, but also in fact by a substantial majority of the votes cast.
      The Board believes that the proposal to increase the voting standard was not submitted out of any particular concern that the proponent may have with the composition or governance structure of the Trust’s Board of Trustees, but instead as part of a broad-based campaign by the proponent and others to advance debate over existing voting standards. In this respect, the Board believes that the proponent’s characterization of the plurality voting process — in particular the suggestion that a trustee may be elected even if 99.99% of the votes casts are “withheld” — is highly theoretical and not supported by historic results.
      Under Maryland law, an incumbent director or trustee serves until a successor is elected and qualified for his or her position. Accordingly, if the proposal were adopted and implemented, any incumbent trustee who did not receive a majority of the votes cast would nonetheless continue to serve as trustee until his or her successor is elected by a subsequent vote of shareholders. Allowing incumbent trustees who have not been affirmatively reelected would not, in the opinion of the Trust, be in keeping with good governance practices.
      For the foregoing reasons, the Board believes that requiring a majority vote for the election of trustees is not in the best interests of the Trust and its shareholders.
Recommendation and Required Vote
      The Board of Trustees recommends a vote AGAINST approval of the above proposal. Approval of the above proposal requires the affirmative vote of the holders of a majority of the common shares cast at the Meeting.

SHAREHOLDER PROPOSAL RELATING TO THE ESTABLISHMENT
OF A SPECIAL COMMITTEE TO REVIEW ENVIRONMENTAL ISSUES
      The New England Yearly Meeting of Friends Pooled Fund, a shareholder of the Trust, has submitted to the Trust a proposal calling for the shareholders of the Trust to request that the Board of Trustees establish a Special Committee, composed of independent trustees, to assess Company policy in regard to energy efficiency and the reduction of greenhouse gas emissions. The proposal was submitted in accordance with applicable proxy regulations, and the proposed resolution and supporting statement are, in accordance with applicable proxy regulations, set forth below. The Trust accepts no responsibility for the proposed resolution or supporting statement.

WHEREAS:
      Climate change is increasingly recognized as a serious environmental issue. Concerns about greenhouse (GHG) emissions and dependency on fossil fuels are leading to increasing interest in energy efficiency. This is particularly relevant for companies engaged in developing, owning and/or operating buildings. The commercial and industrial sectors contribute about 37% of the nation’s GHG emissions, with buildings alone contributing 15%. A study by the U.S. Department of Energy estimates that commercial buildings account for 27% of total electricity consumption in the U.S.
      Although the United States has not ratified the Kyoto Treaty, at least half of U.S. states are addressing global warming through legislation, lawsuits or programs to reduce GHG emissions. Climate change and its implications for long-term shareholder value are also the focus of increasing investor attention. In 2003 investors representing over $10 trillion in assets signed on to the Carbon Disclosure Project asking companies to disclose emissions data and efforts to reduce them.
      The Environmental Protection Agency (EPA) encourages companies to reduce GHG emissions and conserve energy through what is now a voluntary program, ENERGY STAR. In 1999 it introduced its national energy performance rating systems for buildings. The program provides assessment tools to help building managers achieve greater energy efficiency and realize associated cost savings. By the end of 2002, approximately 1,100 buildings nationwide had earned the Energy Star label and, as a group, these buildings use 40% less energy than the average building in the United States. Energy efficiency efforts are estimated to have saved businesses and consumers more than $7 billion (net of investments in energy efficient technologies) in 2002.
      Because using energy more efficiently avoids emissions from power plants, avoids the need for new power plants and reduces energy bills, sizable benefits can accrue. The EPA estimates that during 2002 efforts under the program saved enough energy to power 20 million homes and avoid GHG emissions equivalent to those produced by roughly 18 million cars. Roughly half of these energy savings were from the commercial and industrial sectors.
      Because REITs are among the largest real estate owners in the U.S., they can benefit from implementing a comprehensive strategy to improve energy efficiency. The EPA estimates that utility costs make up nearly 1/3 of a typical office building’s operating expenses and that energy efficient operations can reduce energy bills for many businesses by 20 to 30 percent, leading to increased income and property values.
      We believe that taking action to improve energy efficiency can result in financial and competitive advantages to the company. Conversely, inaction or opposition to emissions reduction and energy efficiency efforts could expose the company to regulatory and litigation risk, and reputation damage.

RESOLVED:
      That shareholders request that a committee of independent directors of the Board assess how the company is responding to rising regulatory, competitive, and public pressure to increase energy efficiency and reduce greenhouse gas emissions and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2005.

Statement by the Board of Trustees
      The Company is committed to improving the energy efficiency of the existing buildings in its portfolio and has made a substantial effort to design environmentally friendly features in the buildings it develops.
      The Company has been an active participant in the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) program and a founder and sustaining sponsor of the Delaware Valley Green Building Council. The LEED program, which was created to recognize environmental leadership in the building industry, establishes a voluntary, consensus-based national standard for developing high-performance, sustainable buildings. The Company has built an eight-story, 250,000 square foot office building which has been certified as a LEED Gold building and completely renovated a 90,000 square foot office building to install state-of-the-art mechanical and electrical systems which are expected to achieve a 40% energy savings and 50% reduction in water consumption. The renovated building was selected as one of 65 pilot projects for the LEEDS-Existing Building program and is under review for Silver Certification. Additionally, the Company is pursuing LEED certification with respect to certain other existing buildings and development projects, including its 1.2 million square foot Comcast Center office tower in Philadelphia, Pennsylvania, which is currently under development.
      The Company has also taken significant steps to improve the energy efficiency of the existing buildings in the portfolio. These efforts have included, in various cases: (1) performing lighting retrofits to upgrade older fluorescent bulbs (T12s) with magnetic ballasts with newer bulbs (T8s) utilizing electronic ballasts; (2) installing and upgrading building automation systems to provide a greater level of control in order to reduce energy consumed; (3) adopting “green” building operational practices; (4) installing white roof systems designed to lower thermal heat gains associated with traditional black roof surfaces; (5) installing “economizer” fresh air units that allow cooling from outside fresh air on cooler days; and (6) implementing common area and parking lot lighting controls designed to increase energy efficiency.
      In light of the Company’s existing commitment to energy efficiency and environmentally sound development, the Company believes that the additional commitment of the Board’s time and attention that would be necessary in order to create a committee of independent trustees to assess the Company’s response to these issues is not in the best interests of the Company or the shareholders.
Recommendation and Required Vote
      The Board of Trustees recommends a vote AGAINST approval of the above proposal. Approval of the above proposal requires the affirmative vote of the holders of a majority of the common shares cast at the Meeting.

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements and management’s assessment of internal control over financial reporting in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
      The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under the auditing standards of the Public Company Accounting Oversight Board, including those required to be discussed with the Committee by Statement on Auditing Standard No. 61, as modified by Statement on Auditing Standard No. 90 (Communication with Audit Committees). The Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees), as modified and supplemented. In addition, the Committee has considered the effect of the independent registered public accounting firm’s provision of non-audit services on the audit and considers such services compatible with the independent registered public accounting firm’s maintenance of independence.
      The Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee pre-approved all audit and non-audit services provided by the independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy adopted by the Committee. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
      During 2004, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Commission, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K). Ernst & Young LLP’s reports related to its audits of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2005.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Trustees (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Commission.
Audit Committee
Thomas C. DeLoach, Jr. (Chair)
Daniel P. Garton
M. Leanne Lachman
John A. Miller
      The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Trust specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

REPORT OF THE CORPORATE GOVERNANCE
AND NOMINATING COMMITTEE
      The Corporate Governance and Nominating Committee meets to address matters regarding corporate governance and makes recommendations to the Board regarding nominees for positions on the Board.
      The Corporate Governance and Nominating Committee has developed and the Board has adopted the Governance Guidelines, which are posted under the Investor Information section of the Trust’s web site at www.libertyproperty.com. Copies are also available without charge at the written request of any shareholder of the Trust. Such requests should be directed to the Vice President of Investor Relations at the address of the Trust appearing on the Notice of Annual Meeting that accompanies this proxy statement.
Corporate Governance and Nominating Committee
J. Anthony Hayden (Chair)
Frederick F. Buchholz
John A. Miller
      The Report of the Corporate Governance and Nominating Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Trust specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
      The Trust’s executive compensation program is administered by the Compensation Committee of the Board of Trustees, which is composed of independent members of the Board. The Compensation Committee’s responsibilities include the following: reviewing the performance of the Trust’s executive officers, fixing the base compensation of executive officers, awarding appropriate bonuses and making long-term incentive compensation awards, including grants of shares and options.
      The Compensation Committee generally makes its final compensation determinations for each fiscal year after the end of that fiscal year including determining cash bonuses and long-term incentive awards, if any, for the past year’s performance. Also at that time, the Compensation Committee sets base salaries for the following fiscal year. Accordingly, the Compensation Committee met on several occasions to evaluate compensation issues and to determine incentive compensation awards for the Named Executive Officers for 2004, and to fix the base salaries for such officers for 2005.
      In making its determinations, the Compensation Committee considers competitive performance and recommendations from management, along with other factors, including independently prepared industry compensation information. For 2004, the Compensation Committee engaged an independent compensation and benefits consultant to advise the Compensation Committee regarding executive officer compensation matters, such as base salary, annual incentive compensation and long-term incentive compensation. The Compensation Committee considered the consultant’s analysis and recommendation in determining base salaries and incentive compensation.
      Executive Officer Compensation Policies. In establishing the compensation of the Trust’s executive officers, the Compensation Committee has the following objectives: (a) to support the achievement by the Trust of desired performance, (b) to relate a significant portion of an executive officer’s compensation to the Trust’s actual performance, including long-term performance, (c) to reward individual performance and (d) to provide compensation and benefits that will attract, motivate and retain superior talent. The Compensation Committee believes that, in order to achieve these objectives, a significant portion of an executive officer’s total compensation should consist of variable, performance-based components. To this end, the executive compensation program utilizes long-term incentives consisting of equity-based compensation and annual incentives through cash bonuses. These incentives are intended to achieve a further goal of the Committee, which is to align the interests of executive officers with those of the Trust’s shareholders by linking a portion of executive compensation directly to increases in shareholder value.
      The Trust seeks to provide total compensation to its executive officers which is competitive with the total compensation for executive officers paid by Real Estate Investment Trusts similar to the Trust (the “peer group”). The peer group was chosen by the Compensation Committee in consultation with the independent compensation and benefits consultant. The Compensation Committee believes that a peer group comparison enables the Trust to determine a fair level of compensation for executive officers, while assuring shareholders that executive pay levels are reasonable. The independent compensation and benefits consultant considers a variety of compensation data in addition to peer group data in making its recommendations to the Committee.
      In addition to the components noted above, the compensation program may also include various benefits, such as health insurance plans and pension, profit sharing and retirement plans in which substantially all of the Trust’s employees participate. At the present time, the only plans in effect are health, dental, life and disability insurance plans, a 401(k) plan, a flexible spending insurance program, an employee stock purchase plan and the severance plan for certain senior officers of the Trust described under “Severance Plan and Retention Awards.”
      Base Salary. Base salaries are set by the Compensation Committee and are designed to be competitive with the salaries paid by peer group members. Changes in individual base salaries are based in part on the review of the report prepared by the independent compensation and benefits consultant, which included a review of peer group practices and other compensation data, as well as the individual’s responsibility, experience and performance and increases in cost of living indices. The weight given such factors by the

Compensation Committee may vary from individual to individual. Base salaries are reviewed for adjustment annually.
      Annual Incentive Compensation. The Named Executive Officers participate in a bonus program whereby they are eligible for cash bonuses if certain performance objectives, established by the Compensation Committee, are achieved. The annual cash bonus for the Named Executive Officers is based upon the growth of Funds from Operations of the Trust per common share measured relative to the corresponding performance of the peer group. The annual cash bonus is subject to adjustment by the Compensation Committee in its discretion.
      In 2005, each executive officer of the Trust will be eligible for a cash bonus award equal to a specified percentage of the officer’s annual salary (the “Base Bonus Percentage”) multiplied by a percentage (the “Bonus Multiplier”) based upon the growth of Funds from Operations of the Trust per common share (“FFO”) measured relative to the corresponding performance of a peer group determined by the Compensation Committee (the “Peer Group”). The 2005 Base Bonus Percentages are 100% for the Chief Executive Officer and 80% for the other executive officers. The Bonus Multiplier will range from zero to 150%, based upon FFO growth performance relative to that of the Peer Group.
      Consistent with a policy adopted by the Compensation Committee for all employees, an executive officer has the option of taking common shares in lieu of a cash bonus at the rate of shares equal to 120% of the cash value of the bonus or the portion thereof for which common shares are substituted, less applicable withholding tax. The Company believes that this inducement encourages share ownership and further aligns employee and shareholder interest. Dividends will be paid on common shares issued pursuant to such awards for 2005 and the restrictions related to such awards will expire on March 16, 2006.
      In 2004, cash bonus awards to named executive officers were granted in the following amounts: William P. Hankowsky, $280,500; Robert E. Fenza, $160,343; George J. Alburger, Jr., $156,499; James J. Bowes, $137,280; and Joseph P. Denny, $80,000.
      Long-Term Incentive Compensation. After consultation with the independent compensation and benefits consultant, consideration of independent compensation data and the objectives of the compensation policy, the Compensation Committee has instituted a long-term incentive compensation program for executive officers that is linked directly to total shareholder return. It is intended that long-term incentive compensation awards made to executive officers will be derived from the Company’s total shareholder return measured against a peer group determined by the Compensation Committee, with the amount of the award varying with relative performance. The long-term incentive program is subject to adjustment by the Compensation Committee.
      Long-term incentive compensation for the Named Executive Officers is provided through the grant of share options and/or restricted share awards. The long-term incentive compensation awarded to the Named Executive Officers for 2004 was based in part on the review of the report prepared by the independent compensation and benefits consultant, which included a review of peer group practices and a variety of compensation data, as well as the Trust’s performance with respect to total shareholder return versus the peer group. The grant of share options and restricted share awards, if any, are made under the Trust’s Share Incentive Plan, which is administered by the Compensation Committee.
      In making long-term incentive compensation awards with respect to 2004, the Compensation Committee, as it did with respect to 2003, placed greater emphasis on restricted shares and less emphasis on options as compared to past awards of long-term incentive compensation. This shift in emphasis occurred after considerable study and with guidance from the Compensation Committee’s independent compensation and benefits consultant. In part, this change is a reflection of the Trust’s determination to begin in 2004 to record options as an expense at the time of issuance. Additionally, greater reliance on restricted shares reduces the potential dilutive impact from option grants. This change is intended to provide appropriate long-term incentive to Named Executive Officers that is competitive and consistent with the interests of shareholders.
      The Compensation Committee believes that the grant of restricted share awards provides a long-term incentive to the grantees to contribute to the growth of the Trust and establishes a direct link between compensation and shareholder return. The restricted share awards made with respect to 2004 vest ratably over a five-year period beginning with the first anniversary date of the grant (i.e., 20% will vest on each of the first five anniversary dates of the grant). Dividends will be paid on the full amount of the shares, without regard to vesting.
      The exercise price of options granted with respect to 2004 is the market price of the common shares at the time of grant and, therefore, the options will have value only if the Trust’s share price increases over the exercise price after the option is granted. The Compensation Committee also believes that the grant of share options provides a long-term incentive to the grantees to contribute to the growth of the Trust and establishes a direct link between compensation and shareholder return. The options granted with respect to 2004 vest over a three-year period beginning with the date of the grant as follows: 20% after the first year, 50% after two years and 100% after three years.
      The terms of options and restricted share awards, including vesting, exercisability and term, are determined by the Compensation Committee, subject to requirements imposed by the Share Incentive Plan.
      Long-term incentive awards to named executive officers for the fiscal year ended December 31, 2004 were granted in the following dollar values, payable in restricted shares and options: William P. Hankowsky, $562,122; Robert E. Fenza, $237,344; George J. Alburger, Jr., $231,654; James J. Bowes, $203,206; and Joseph P. Denny, $35,000. For more information regarding recent options and restricted share awards granted to Named Executive Officers, reference is made to the tables set forth under “Compensation of Executive Officers.”
      In 2005, each executive officer will be eligible for a long-term incentive award equal to a specified percentage of the officer’s salary (the “Base LTI Percentage”) multiplied by a percentage (the “LTI Multiplier”) based upon total shareholder return as measured against total shareholder return for a group of peer companies selected for purposes of comparison by the Compensation Committee. The 2005 Base LTI Percentages are 205% for the Chief Executive Officer and 123% for the other executive officers. The LTI Multiplier will range from zero to 150%, based upon total shareholder return relative to that of the peer group.
      Section 162(m) of the Code imposes a limitation on the deductibility of nonperformance based compensation in excess of $1.0 million paid to certain executive officers. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing executives appropriate awards for their performance. The Company’s long-term plans have been designed to comply with the performance-based requirements of Section 162(m).
      Chief Executive Officer Compensation. The base salary, annual incentive compensation and long-term incentive compensation awarded to the Trust’s Chief Executive Officer, Mr. Hankowsky, during 2004 were determined substantially in conformity with the policies described above for all of the other Named Executive Officers. For 2004, Mr. Hankowsky was paid $425,000 in base salary, and received $280,500 in annual incentive compensation. Mr. Hankowsky was granted options to purchase 30,550 common shares and was awarded 11,145 restricted common shares with respect to 2004.

      In addition, on March 7, 2005, Mr. Hankowsky was awarded a grant of 30,000 restricted common shares under the Share Incentive Plan. The purpose of the award was to design an incentive that would enhance the ability of the Trust to retain the services of Mr. Hankowsky. The restrictions on these shares will lapse as to all such shares on Mr. Hankowsky’s sixty-second (62nd) birthday, provided that Mr. Hankowsky continues to be employed by, or is in the service of, the Trust as of such date. The shares will also vest upon Mr. Hankowsky’s death or Disability (as defined in the Share Incentive Plan), should either occur prior to the date described in the preceding sentence. Dividends will be paid on the full amount of the shares, without regard to vesting, from the date of grant, and will be automatically reinvested, through the Trust’s Dividend Reinvestment and Share Purchase Plan, in common shares, which will also be subject to the restrictions described above.
Compensation Committee
Stephen B. Siegel (Chair)
Frederick F. Buchholz
Thomas C. DeLoach, Jr.
M. Leanne Lachman
      The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Trust specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

SHARE PRICE PERFORMANCE GRAPH
      The following table compares the cumulative total shareholder return on the common shares for the period beginning December 31, 1999 and ending December 31, 2004 with the cumulative total return on the Standard & Poor’s 500 Stock Index (“S&P 500”), the NAREIT Equity REIT Total Return Index (“NAREIT Index”) and the Russell 2000 Index (“Russell 2000”) over the same period. Total return values for the S&P 500, the NAREIT Index, the Russell 2000 and the common shares were calculated based on cumulative total return assuming the investment of $100 in the NAREIT Index, the S&P 500, the Russell 2000 and the common shares on December 31, 1999, and assuming reinvestment of dividends in all cases. The shareholder return shown on the graph below is not necessarily indicative of future performance.
Comparison of Cumulative Total Return
Liberty Property Trust Common Shares, NAREIT Equity REIT
Total Return Index, the Russell 2000 Index and S&P 500 Index

	1999	2000				2001

	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31

Liberty Property Trust	$100.00	$98.88	$109.23	$118.21	$125.25	$126.40	$135.05	$133.61	$141.81
NAREIT Index(1)	100.00	102.39	113.18	121.83	126.37	126.86	140.83	137.14	143.97
S&P 500	100.00	102.29	99.58	98.61	90.90	80.12	84.81	72.36	80.09
Russell 2000(2)	100.00	107.08	103.52	104.66	97.43	91.09	104.11	82.47	99.86

	2002				2003

	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31

Liberty Property Trust	$156.01	$172.20	$155.48	$163.27	$163.05	$183.40	$199.25	$212.92
NAREIT Index(1)	155.86	163.67	148.86	149.47	150.48	170.21	186.41	204.98
S&P 500	80.31	69.55	57.54	62.39	60.43	69.73	71.57	80.29
Russell 2000(2)	103.83	95.16	74.80	79.40	75.84	93.60	102.10	118.81

	2004

	Mar. 31	June 30	Sept. 30	Dec. 31

Liberty Property Trust	$249.64	$226.47	$227.89	$250.66
NAREIT Index(1)	229.61	216.27	234.06	269.70
S&P 500	81.65	83.05	81.50	89.02
Russell 2000(2)	126.25	126.84	123.22	140.58

(1)	The NAREIT Index (consisting of 153 real estate investment trusts with an equity market capitalization of approximately $275.3 billion at December 31, 2004) is maintained by the National Association of Real Estate Investment Trusts, Inc., is published monthly, and is based on the last closing prices of the preceding month.

(2)	The Russell 2000 Index is a popular measure of the stock price performance of small companies. Russell Indexes are market capitalization weighted indexes. The Russell 1000 Index is comprised of the 1,000 largest U.S. stocks in terms of market capitalization. The Russell 2000 Index is comprised of the next 2,000 largest U.S. stocks in terms of market capitalization.
      The share price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CORPORATE GOVERNANCE
Independence of Trustees
      The Board has conducted a review of the independence of the trustees under the standards for independence established by the New York Stock Exchange. During this review, the Board considered any transactions and relationships between a trustee or member of that trustee’s immediate family and the Trust and its subsidiaries and affiliates. The Board also examined any transactions and relationships between trustees or their affiliates and members of the Trust’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the trustee is independent. Taking into account the review, the Board has determined that each of the trustees, other than Messrs. Hankowsky and Lingerfelt, meets these standards, and is independent.
Code of Conduct
      The Trust has a code of conduct for its chief executive officer and senior financial officers, including the Trust’s principal financial officer and our principal accounting officer or controller within the meaning of the Commission regulations adopted under the Sarbanes-Oxley Act of 2002. The code of conduct is posted under the Investor Information section of the Trust’s web site at www.libertyproperty.com.
      In addition, shareholders may request a copy of the code of conduct by directing a written request to the Vice President of Investor Relations at the address of the Trust appearing on the Notice of Annual Meeting that accompanies this proxy statement.
Trustee Attendance at Annual Meetings
      The Trust encourages all of the trustees to attend the annual meeting of shareholders. The 2004 Annual Meeting of Shareholders was attended by all of the trustees.
Communications with Shareholders
      The Trust provides the opportunity for the shareholders to communicate with the members of the Board. In this regard, the Board of Trustees has also adopted a process by which shareholders and other interested parties may communicate with the independent trustees or the chairperson of any of the committees of the Board of Trustees by e-mail or regular mail. Communications by e-mail should be sent to corporatesecretary@libertyproperty.com. Communications by regular mail should be sent to the attention of the Chairperson, Audit Committee, Chairperson, Compensation Committee, or Chairperson, Corporate Governance and Nominating Committee, or to the independent trustees as a group to the Independent Trustees, each c/o the Secretary of the Trust at the address appearing on the notice accompanying this proxy statement.
      All communications received in accordance with this process will be reviewed by the Trust’s management to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate trustee or trustees. However, management reserves the right to disregard any communication that it determines is unduly hostile, threatening, illegal, does not reasonably relate to the Trust or its business, or is similarly inappropriate, and has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.
Shareholder Nominations for Trustees
      Shareholder nominations for election to the Board of Trustees should be sent to the attention of the Secretary of the Trust at the address appearing on the notice accompanying this proxy statement, describe the candidate’s qualifications and be accompanied by the candidate’s written statement of willingness and affirmative desire to serve representing the interest of all shareholders. Shareholders may also make nominations directly by following the procedure specified in the Trust’s By-laws.

      Candidates proposed by shareholders will be considered using the same criteria and in the same manner utilized by the Corporate Governance and Nominating Committee of the Board of Trustees in considering all candidates for election to the Board. See “Committees of the Board of Trustees — Corporate Governance and Nominating Committee.”
Meetings of Non-Management and Independent Trustees
      The Board has instituted regularly scheduled executive sessions of the Board of Trustees, whereby non-management trustees meet at least twice each year, and the independent trustees at least once each year, in executive sessions. The chairpersons of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee will rotate presiding over these sessions.

PROPOSALS OF SECURITY HOLDERS
      All proposals of any shareholder of the Trust that such shareholder wishes to be presented at the 2006 Annual Meeting of Shareholders and included in the proxy statement and form of proxy prepared for that meeting must be received by the Trust at its principal executive offices no later than December 5, 2005 to be considered for inclusion in such proxy statement and form of proxy. Any such proposal must be submitted in writing to the Secretary of the Trust at the address appearing on the notice accompanying this proxy statement. A proposal which does not comply with the applicable requirements of Rule 14a-8 under the Exchange Act will not be included in management’s proxy soliciting material for the 2006 Annual Meeting of Shareholders.
      A shareholder of the Trust may wish to have a proposal presented at the 2006 Annual Meeting of Shareholders, but not to have such proposal included in the Trust’s proxy statement and form of proxy relating to that meeting. Pursuant to Section 12(b) of the Trust’s By-laws, notice of any such proposal must be received by the Trust between February 18, 2006 and March 20, 2006. If it is not received during this period, such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal. Any such proposal must be submitted in writing to the Secretary of the Trust at the address appearing on the notice accompanying this proxy statement.
SOLICITATION OF PROXIES
      The cost of the solicitation of proxies will be borne by the Trust. In addition to the use of the mail, solicitations may be made by telephone and personal interviews by officers, directors and regularly engaged employees of the Trust. The Trust may engage a proxy solicitor to distribute the Trust’s shareholder materials and solicit proxies. The Trust may agree to pay a fee for such services and to reimburse the solicitor for all reasonable disbursements. Any such fee is estimated to be approximately $6,500. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this proxy statement to the beneficial owners of the shares held of record by such persons, and the Trust will reimburse them for their charges and expenses in this connection.
ANNUAL REPORT ON FORM 10-K
      The Trust will provide without charge to each person solicited by this proxy statement, at the written request of any such person, a copy of the Trust’s Annual Report on Form 10-K (including the financial statements and the schedules thereto) as filed with the Commission for its most recent fiscal year. Such written requests should be directed to the Vice President of Investor Relations at the address of the Trust appearing on the Notice of Annual Meeting that accompanies this proxy statement.

Annex A

PROXY

LIBERTY PROPERTY TRUST

500 Chesterfield Parkway
Malvern, Pennsylvania 19355

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned shareholder of LIBERTY PROPERTY TRUST (the “Trust”) hereby appoints William P. Hankowsky and Robert E. Fenza, and each of them acting individually, as the attorney and proxy of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of beneficial interest of the Trust which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders of the Trust to be held on May 19, 2005, at 11:00 a.m., local time, at The Conference Center at Penn State Great Valley, 30 East Swedesford Road, Malvern, Pennsylvania 19355, and any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side.

     The Board of Trustees recommends a vote FOR all of the nominees of the Board of Trustees in the election of trustees, FOR ratification of the selection of Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2005, AGAINST approval of the shareholder proposal relating to trustee election by majority vote of the shareholders, and AGAINST the shareholder proposal relating to the establishment of a special committee to review environmental issues.

SEE REVERSE
SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

/X/ Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted “FOR” all of the nominees of the Board of Trustees in the election of trustees, “FOR” ratification of the selection of Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2005, “AGAINST” approval of the shareholder proposal relating to trustee election by majority vote of the shareholders and “AGAINST” the shareholder proposal relating to the establishment of a special committee to review environmental issues. This proxy also delegates discretionary authority to vote with respect to any other business that may properly come before the meeting or any adjournment or postponement thereof.

1.	Election of four Class II trustees to hold office until 2008.

Nominees:	(01) Frederick F. Buchholz, (02) Thomas C. DeLoach, Jr., (03) Daniel P. Garton and (04) Stephen B. Siegel

	FOR	WITHHELD
	☐	☐

FOR ALL NOMINEES, EXCEPT AS NOTED ABOVE.

2.	Approval of the proposal to ratify the selection of Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2005.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3.	Approval of the shareholder proposal relating to trustee election by majority vote of the shareholders.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

4.	Approval of the shareholder proposal relating to the establishment of a special committee to review environmental issues.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

MARK HERE
FOR ADDRESS ☐
CHANGE AND
NOTE AT LEFT

The undersigned hereby acknowledges receipt of the notice of annual meeting, the proxy statement furnished in connection therewith and the annual report to shareholders and hereby ratifies all that the said attorneys and proxies may do by virtue hereof.

NOTE: Please mark, date and sign this proxy card and return it in the enclosed envelope. Please sign as your name appears hereon. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.

Signature: Date:_____ Signature: Date:______